UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

DAVIDsTEA Inc.

(Exact name of registrant as specified in its charter)

Canada	98-1048842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-37404

(Commission File Number)

5430 Ferrier, Mount-Royal,
Québec, Canada	H4P 1M2
(Address of principal executive offices)	(Zip Code)

(888) 873-0006

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2017, DAVIDsTEA Inc. (the “Company”) approved a temporary change in the compensation of Mrs. Christine Bullen, who, effective January 31, 2017, became Interim President and CEO of the Company, in addition to her role as Managing Director of U.S. Markets, as announced on December 8, 2016.

Mrs. Bullen, age 46, joined the Company in May 2016 as Managing Director of U.S. Markets. Prior to joining the Company, she spent ten years with Swiss-based, Lindt & Sprüngli, most recently leading the Direct-to-Consumer and Specialty channels for the United States. Previously, she was responsible for sales and profitability of Lindt’s national retail store and e-commerce channels, as well as seeking business development opportunities via other innovative direct channels. Prior to joining Lindt & Sprüngli, Mrs. Bullen held retail leadership roles with Elizabeth Arden Inc., Nine West Group Inc. and Nordstrom Inc., as well as with small high-growth brands such as Laila Rowe.

There is no arrangement or understanding between Mrs. Bullen and any other person pursuant to which Mrs. Bullen was elected as the Company’s Interim President and CEO. Except as described herein, there are no existing or currently proposed transactions to which the Company is a party and in which Mrs. Bullen has a direct or indirect material interest. There are no family relationships between Mrs. Bullen and any of the directors or officers of the Company or any of its subsidiaries.

In connection with the change, the Company entered into a memorandum of agreement (the “Agreement”) with Mrs. Bullen. The Agreement provides for a $10,000 signing bonus payable by February 15, 2017 as well as a $5,000 monthly bonus for each month during which Mrs. Bullen acted as Interim President and CEO of the Company. The monthly bonus shall be pro-rated for any partial months worked by Mrs. Bullen under the terms of the Agreement. In addition, all reasonable expenses incurred in the performance of Mrs. Bullen’s interim role will be reimbursed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVIDsTEA Inc.

By:	/s/ Luis Borgen
Name: Luis Borgen
Title: Chief Financial Officer

Date: February 3, 2017